Exhibit 99.1

Kaleyra, Inc., Reports Financial Results

for the First Quarter Fiscal 2020

Announces Conference Call and Upcoming Investor Conferences

First Quarter Financial Highlights

•	Total revenue of $33.6 million, up 21.3% over Q1 2019

•	Gross margin of 14.1% compared with 18.9% in Q1 2019 due to higher connectivity costs related to revenue from a major new US customer’s initial engagement

•

Loss from operations of $(9.6) million includes $6.3 million of stock-based compensation, $2.4 million of transaction costs from the Business Combination and $1.0 million of costs pertaining to initial public company compliance

•	Net loss was $(8.8) million or $(0.44) per share compared with a net loss of $(1.4) million, or $(0.13) per share in Q1 2019

•

Adjusted EBITDA was $(0.3) million and includes $1.0 million of costs incurred in its first full quarter as a public company. Excluding these costs, Adjusted EBITDA would have been $0.7 million, which compares with Adjusted EBITDA of $0.3 million in the first quarter of 2019

•	Net cash used in operations was $2.9 million compared to net cash used of $3.6 million in Q1 2019, an improvement of 21%

Recent Business Highlights

•	Company executed 7 billion billable messages and 0.9 billion voice calls processed, up 6.1% and 12.5% respectively from Q1 2019

•	Company added several new customers including a mega-cap U.S. based enterprise customer

•	Launched k-lab, based in the U.S., a dedicated innovation lab for new product development to support enterprise mobile Customer Experience (CX)

•	Strengthened U.S. leadership team with addition of 3 new executives

New York and Vienna, VA – May 11, 2020 – Kaleyra, Inc. (NYSE American: KLR) (KLR WS) (“Kaleyra” or the “Company”) a rapidly growing cloud communications software provider delivering a secure system of application programming interfaces (APIs) and connectivity solutions in the API/Communications Platform as a Service (CPaaS) market, today reported unaudited financial results for the quarter ended March 31, 2020.

“We are in unprecedented times with the impact from the COVID-19 pandemic affecting people and businesses around the world, including our hometown of Milan, Italy,” commented Dario Calogero, Kaleyra’s Founder and Chief Executive Officer. “Our heart goes out to all of those impacted. It is during times of uncertainty that communication becomes even more critical, be it to connect with your citizens, your employees, or your customers. As a company, Kaleyra is doing everything it can to support our team, our customers, businesses, governments, and others in dealing with the emergency caused by the coronavirus outbreak. We continue to work with the Red Cross in Italy as well as organizations in India and the US to assist where we can. While our first quarter was not affected by the pandemic in a meaningful way, we anticipate that, like everyone else, we will see an impact in the second quarter, and likely have an impact for our fiscal year. Longer term, and beyond this quarter, we believe that our business model is resilient, and we are uniquely positioned to help our enterprise customers communicate with their customers in expanded ways.”

“Our first full quarter as a public company was solid, with a 21.3% increase in revenue over the first quarter last year. We saw expanded business with existing customers that have been on our communications platform /API for at least a year and who continue to represent over 80% of revenues, as well as the addition of a large new enterprise customer. While the first quarter tends to be our seasonally lowest quarter, we still saw volume increases driven by the increased number of digital transactions made by end-users and by the increasing penetration rate of digital payments in the underlying payments markets. We are also delighted that in this quarter, being our first full quarter as a publicly traded company, we have absorbed most of the expenses related to the combination with GigCapital, Inc. that resulted in our becoming public in late November 2019. Hence, moving forward, we will continue to enhance our profitability as these combination related expenses have now been paid.”

First Quarter 2020 Financial Highlights

•	Total revenue of $33.6 million for the first quarter of 2020 was up 21.3% from $27.7 million in the first quarter of 2019.

•

Gross margin was 14.1% in the first quarter of 2020, compared with gross margin of 18.9% in the first quarter of 2019 primarily as a result of the effects of higher connectivity costs temporarily incurred during the initial delivery phase of new customer accounts, mainly a mega-cap U.S. based enterprise customer.

•

Operating expenses were $14.3 million in the first quarter of 2020. This included $6.3 million in stock-based compensation, $2.4 million of transaction costs from the Business Combination and $1.0 million of costs pertaining to initial public company compliance. Excluding these costs, operating expenses would have decreased by $0.9 million compared with the first quarter of 2019.

•

Loss from operations was $(9.6) million for the first quarter of 2020 and includes the $6.3 million of stock-based compensation and $2.4 million of transaction costs mentioned above. This compares with a loss from operations of $(1.2) million in the first quarter of fiscal 2019.

•

Net loss was $(8.8) million, or a loss of $(0.44) per share, for the first quarter of 2020, compared with a net loss of $(1.4) million, or a net loss of $(0.13) per share, for the first quarter of 2019.

•

Adjusted EBITDA was $(0.3) million in the first quarter of 2020 and includes approximately $1.0 million of costs incurred as a public company that were not recognized in the first quarter of 2019. Excluding these costs, Adjusted EBITDA would have been $0.7 million and compares to $0.3 million on the first quarter of 2019.

•	Cash used in operating activities was $2.9 million in the first quarter of 2020, compared with $3.6 million in the first quarter last year.

•

Cash and cash equivalents were $16.2 million as of March 31, 2020. In addition to this amount, the Company also had $20.8 million of restricted cash as a result of the business combination that will be used during FY2020 for forward share purchase agreements, which as of March 31, 2020, contemplated the expenditure of up to $31.5 million for the purchase of the Company’s shares. Hence, the net cash liability associated with the forward shares purchase agreements is $10.7 million.

Recent Business Highlights

•

Kaleyra’s subsidiary, Campaign Registry Inc., has completed its trial with a major U.S.-based telecommunications customer to reduce spam by collecting robotically driven campaign information from messaging companies and process and share that information with mobile operators and the messaging ecosystem as appropriate. A new sanctioned ecosystem for businesses will be established to communicate with their customers using 10 Digit Long Code (“10 DLC”) services. The benefit will be increased reliability and quality for message senders as well as less unwanted messages in the form of spam for mobile users. The launch is anticipated to be pushed out to later in 2020.

•	The Company has launched a series of specialized cloud telephony services to help its clients and other firms communicate with their employees, clients, and sustain business operations remotely.

•	Executed a $15 million fixed purchase order with a U.S.-headquartered global mega-cap media customer in February 2020. The revenue will be realized over the course of 2020.

•

Kaleyra is working with governments, startups, and others including the Italian Red Cross to create specialized cloud telephony services that will allow the general public to access information or emergency services via Kaleyra’s voice or messaging technology.

•

Launched k-lab, a dedicated innovation lab for new product development to support enterprise mobile customer experience (CX). This will strengthen the Company’s commitment to delivering solutions for the financial services industry, particularly in the U.S.

•	Announced the appointment of 3 new senior executives in the U.S. who have joined Kaleyra as Managing Directors for k-lab.

“At Kaleyra, our top priority has been the safety of our employees, our customers, our partners, and the communities that we live in. We will continue to support initiatives to make the lives of our stakeholders easier and safer. The CPaaS marketplace offers tremendous potential for growth and with our reputation as a trusted CPaaS provider, our expanding footprint in the United States, recent listing on the NYSE American stock exchange and expanding blue-chip customer base, we look forward to a strong trajectory of growth ahead,” added Mr. Calogero.

Outlook

For our second quarter outlook, Kaleyra is providing a revenue range that incorporates the observed slowdown in the month of April as a result of the restricted “shelter in place” environment, and the uncertainty surrounding the ongoing impact of COVID-19. The Company’s largest market, Italy, remains one of the epicenters of the COVID-19 outbreak, with continuous strict reinforcement of the social distancing policies. While the country is beginning to re-open, there is still ongoing softness in the local economy. In addition, India, another large market for the Company, is seeing the pandemic expand, and could pressure transaction levels. Based on current expectations of a recovery in the economies of Italy and India, revenue in the second quarter should be in the range of $30 million to $31 million, representing a small decline over the first quarter, and essentially in line with the second quarter 2019. Despite these near-term headwinds, we are confident in our strategic course and long-term opportunity globally. While we are withdrawing our full 2020 year guidance in the face of the current economic environment, we are confident that in the longer term, once the business constrains pertaining solely to the global impacts of the CVOVID-19 will be removed, we foresee an even more profound acceleration of the digital transformation of many industries, which could have a positive impact on the volume of the services provided by Kaleyra.

Conference Call

Management will conduct an investor conference call on Tuesday, May 12, 2020 at 8:00 a.m. EDT (5:00 a.m. PDT and 2:00 p.m. CET) to discuss these results. Questions will be invited after management’s presentation. A live webcast of the call and the replay will be available in the Investors section of the Kaleyra website at https://investors.kaleyra.com/news-events/ir-calendar.

To participate via telephone:

US: 1-855-327-6837

International: 1-631-891-4304

Conference ID: 10009619

Replay of the call:

Dial-In: 1-844-512-2921 or 1-412-317-6671

Replay Pin Number: 10009619

Start Date: Tuesday May 12, 2020, 11:00 a.m. ET

End Date: Tuesday May 26, 2020, 11:59 p.m. ET

Upcoming Investor Conferences

The Company also announced that management is scheduled to participate in the following investor events during May 2020.

May 12th    Oppenheimer 5th Annual Emerging Growth Conference (one-on-one meetings only)

May 20th    15th Annual Virtual Needham Technology and Media Conference (virtual video presentation)

May 26th     Cowen’s 48th Annual TMT Conference (virtual fireside chat)

An updated copy of the Company’s presentation will be available in advance of the meetings. A link to the virtual presentations for the Needham and Cowen conferences will also able be available on the investor relations section of the company’s website at https://investors.kaleyra.com/news-events/ir-calendar.

About Kaleyra

Kaleyra, Inc. (NYSE American: KLR) (KLR WS), is a global group providing mobile communication services for financial institutions and enterprises of all sizes worldwide. Through its proprietary platform, Kaleyra manages multi-channel integrated communication services on a global scale, comprising of messages, push notifications, e-mail, instant messaging, voice services and chatbots. Kaleyra’s technology today makes it possible to safely and securely manage billions of messages monthly with a reach to hundreds of MNOs and over 190 countries. For more information: https://www.kaleyra.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding the financial statements of Kaleyra, its product and customer developments, its expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenues and the business plans of Kaleyra’s management team, and the impact of the COVID-19 pandemic on the its business and financial performance. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,”

“intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of Kaleyra in light of their respective experience and perception of historical trends, current conditions and expected future developments and their potential effects on Kaleyra as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Kaleyra will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the mix of services utilized by Kaleyra’s customers and such customers’ needs for these services, the ability of Kaleyra to expand what it does for existing customers as well as to add new customers, that Kaleyra will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as governmental responses to deal with the spread of this illness, may have on Kaleyra’s operations, the demand for Kaleyra’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Non-GAAP Financial Measure and Related Information

This press release includes reference to Adjusted EBITDA, a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is defined as of any date of calculation, as the consolidated pro forma earnings of Kaleyra and its subsidiaries, before finance income and finance cost (including bank charges), tax, depreciation and amortization, plus (i) transaction expenses, (ii) without duplication of clause (i), severance or change of control payments, (iii) any expenses related to company restructuring, (iv) the Adjusted EBITDA for pre-acquisition period of subsidiaries, (v) any compensation expenses relating to stock options, restricted stock units, restricted stock or similar equity interests as may be issued by Kaleyra or any of its subsidiaries to its or their employees and (vi) any provision for the write down of assets. Management uses Adjusted EBITDA, among other reasons, as it is a metric for determining whether there will be an earnout payment in accordance with the terms of the Stock Purchase Agreement. This non-GAAP financial measure is not a measure prepared in accordance with GAAP and might not be consistent with similar measures used by other companies. It shall not be considered as an alternative to any other measures of performance prepared under GAAP.

Contacts

Kaleyra:

(Media)

Marco Lastrico

Barabino & Partners USA, LLC

+1 212 308 8710

m.lastrico@barabinousa.com

(Investors)

Darrow Associates, Inc.

Alison Ziegler

+1 (201) 220-2678

Jim Fanucchi

+1 (408) 404-5400

ir@kaleyra.com

KALEYRA, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$16,237	$16,103
Restricted cash	20,810	20,894
Short-term investments	3,079	5,124
Trade receivables, net	36,307	39,509
Prepaid expenses	1,246	648
Other current assets	2,757	4,224

Total current assets	80,436	86,502
Property and equipment, net	3,888	3,393
Intangible assets, net	8,665	9,353
Goodwill	16,370	16,953
Other long-term assets	2,082	1,203

Total asset	$111,441	$117,404

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Account payables	$56,674	$63,320
Debt for forward share purchase agreements	31,530	34,013
Notes payables	2,113	1,667
Notes payables due to related parties	13,115	9,411
Lines of credit	5,278	3,627
Current portion of bank and other borrowings	5,925	7,564
Deferred revenue	1,538	1,397
Preference shares	1	683
Preference shares due to related parties	1	1,847
Payroll and payroll related accrued liabilities	2,929	1,038
Other current liabilities	2,023	1,379

Total current liabilities	121,127	125,946
Long-term portion of bank and other borrowings	20,621	16,134
Long-term portion of notes payables due to related parties	3,750	7,500
Long-term portion of employee benefit obligation	1,341	1,398
Deferred tax liabilities	1,638	2,045
Other long-term liabilities	4,599	3,155

Total liabilities	153,076	156,178

Stockholders’ equity (deficit):
Common stock	2	2
Additional paid-in capital	11,190	2,143
Treasury stock, at cost	(2,587)	—
Accumulated other comprehensive income (loss)	(424)	74
Accumulated deficit	(49,816)	(40,993)

Total stockholders’ equity (deficit)	(41,635)	(38,774)

Total liabilities and stockholders’ equity (deficit)	$111,441	$117,404

KALEYRA, INC.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Revenue	$33,633	$27,725
Cost of revenue	28,902	22,476

Gross profit	4,731	5,249

Operating expenses:
Research and development	2,810	1,196
Sales and marketing	3,743	1,472
General and administrative	7,759	3,779

Total operating expenses	14,312	6,447

Loss from operations	(9,581)	(1,198)
Other income, net	42	82
Financial income (expense), net	(41)	70
Foreign currency income (loss)	168	(254)

Loss before income tax expense (benefit)	(9,412)	(1,300)
Income tax expense (benefit)	(589)	79

Net loss	$(8,823)	$(1,379)

Net loss per common share basic and diluted (1)	$(0.44)	$(0.13)

Weighted-average shares used in computing net loss per common share basic and diluted (1)	19,979,589	10,687,106

(1)

Amounts for the three months ended March 31, 2019 were retrospectively adjusted as a result of the accounting for the Business Combination (as defined below in the notes). Specifically, the number of common shares outstanding during periods before the Business Combination are computed on the basis of the number of common shares of Kaleyra S.p.A. (accounting acquiror) during those periods multiplied by the exchange ratio established in the stock purchase agreement. Common stock and net loss per share, basic and diluted, were retrospectively adjusted accordingly.

KALEYRA, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended March 31,
	2020		2019
Cash Flows from Operating Activities
Net loss		$(8,823)		$(1,379)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization		638		650
Stock-based compensation and preference share liability		6,308		315
Non-cash settlement of preference share liability		(2,486)		—
Allowance for doubtful accounts		117		60
Employee benefit obligation		89		80
Non-cash interest expense, net		72		103
Deferred taxes		(323)		(398)
Change in operating assets and liabilities:
Trade receivables		1,710		534
Other current assets		1,111		(399)
Other long-term assets		(808)		(349)
Accounts payables		(5,694)		(3,690)
Other current liabilities		3,526		402
Deferred revenue		206		6
Long-term liabilities		1,505		434

Net cash used in operating activities		(2,852)		(3,631)

Cash Flows from Investing Activities:
Purchase of short term investments		(3,179)		(684)
Sale of short term investments		5,041		2,062
Purchase of property and equipment		(89)		(291)
Sale of property and equipment		16		—
Capitalized software development costs		(731)		—
Purchase of intangible assets		(6)		(5)

Net cash provided by investing activities		1,052		1,082

Cash Flows from Financing Activities
Change in line of credit		1,721		528
Borrowings on term loans		8,800		696
Repayments on term loans		(5,463)		(553)
Repurchase of common stock in connection with forward share purchase agreements		(2,587)		—
Payments related to forward share purchase agreements		(167)		—

Net cash provided by financing activities		$2,304		$671

Effect of exchange rate changes on cash, cash equivalent and restricted cash		(454)		(47)

Net increase (decrease) in cash, cash equivalents and restricted cash		50		(1,925)
Cash, cash equivalents and restricted cash, beginning of period (1)		$36,997		$8,207

Cash, cash equivalents and restricted cash, end of period (1)		$37,047		$6,282

Supplemental disclosure of cash flow information
Cash paid for interests		$153		$95

Cash paid for income taxes		$—		$85

Non-cash financing activities	$		$
Change in value of forward purchase agreements		$271		$—
Common stock issued to settle payables		$423		$—
Issuance of note payable to settle a payable		$400		$—

(1)

As of March 31, 2020, includes $16.2 million of cash and cash equivalents and $20.8 million of restricted cash; as of December 31, 2019, includes $16.1 million of cash and cash equivalents and $20.9 million of restricted cash.

KALEYRA, Inc.

Adjusted EBITDA Reconciliation of GAAP to Non-GAAP Financial Information

For the three Months Ended March 31, 2020 and 2019

(Amounts in millions)

	(Unaudited)
Adjusted EBITDA	2020	2019
Net loss	$(8.8)	$(1.4)
Other income, net	(0.0)	(0.1)
Financial income (expense), net	0.0	(0.1)
Foreign currency income (loss)	(0.2)	0.3
Income tax expense	(0.6)	0.1

Loss from operations	(9.6)	(1.2)
Depreciation and Amortization	0.6	0.7
Stock-based compensation and preference shares	6.3	0.3
Transaction and one-off costs	2.4	0.6
Company restructuring	0.0	0.0

Adjusted EBITDA	$(0.3)	$0.3

Costs not comparable to previous year (1)	1.0	0.0

Adjusted EBITDA comparable to PY	$0.7	$0.3

(1)	These costs represent public company costs that were not incurred in 2019. Most of these costs are expected to occur going forward.